Exhibit 4.19

THE SYMBOL “[Redacted]” DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS

BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY

TREATS AS PRIVATE OR CONFIDENTIAL

Zhejiang Anji Zhidian Holding Co., Ltd.

Zhejiang Anji Jiayu Big Data Technology Service Co., Ltd

___________________________________________________

Charging Business Cooperation Agreement

___________________________________________________

Feb 15, 2023

Table of Contents

Recital	3
Chapter 1 Cooperation	4
Chapter 2 Effectiveness and Term	9
Chapter 3 Breach	10
Chapter 4 Termination	11
Chapter 5 Confidentiality	11
Chapter 6 Governing Law and Dispute Resolution	12
Chapter 7 General Provisions	12

This Charging Business Cooperation Agreement (this “Agreement”) is made in Anji County, Zhejiang Province, China on Feb 15, 2023 (the “Date of Signing”) by and between:

A. Zhejiang Anji Zhidian Holding Co., Ltd., a limited liability company duly established and validly existing under the laws of China, with its address at Room 101-27, Building 1, No. 236 Lingyan Road, Lingfeng Street, Anji County, Huzhou City, Zhejiang Province, China (“Anji Zhidian” or “Party A”);

B. Zhejiang Anji Jiayu Big Data Technology Service Co., Ltd., a limited liability company duly established and validly existing under the laws of China, with its address at Room 101-28, Building 1, No. 236 Lingyan Road, Lingfeng Street, Anji County, Huzhou City, Zhejiang Province, China (“Jiayu Big Data” or “Party B”);

Party A and Party B are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

Recital

WHEREAS,

1) Party A is a supplier of integrated charging service solutions. In the online charging services, Party A attracts traffic for operators of new energy vehicle charging facilities through the Kuaidian Platforms, enhances the transaction volume and return on investment of charging facilities operators in charging services, and assists operators in solving pain points such as difficulty in finding piles for end users. Meanwhile, based on the actual situation of the new energy vehicle charging facility operators and their target power stations, Party A provides the new energy vehicle charging facility operators with value-added services such as marketing support, charging facility operation and maintenance, construction / filing / power installation / operation / maintenance of new charging stations, and peripheral supply in the charging stations (“Value-Added Services”);

2) Party B is a professional big data service company, which aims to provide data & information services and technical services for internet companies. At present, Party B or its controlled affiliate hold and operate the “Kuaidian” App mobile terminal, WeChat applet and other platforms (“Kuaidian Platforms”) and provide information release, technology docking and other services for Party A and charging station operators based on the platform, and online charging information services for users with new energy charging needs according to the Agreement.

3) Both Parties agree to carry out exclusive cooperation on some business related to the Kuaidian Platforms in order to integrate relevant resources and give full play to their respective advantages, and signed the Business Cooperation Agreement (the "Framework Agreement") on March 31, 2022, which sets forth a framework agreement on the cooperation between both Parties. Both Parties intend to enter into a more specific agreement on the charging business cooperation by signing this Agreement (the "Charging Business Cooperation Agreement").

4) Kuaidian Power (Beijing) New Energy Technology Co., Ltd. and Party B signed the Assets Transfer Agreement on Kuaidian Platforms (the "Assets Transfer Agreement") on February 1, 2022 and the supplementary agreement thereto, in relation to relevant arrangements for the transfer and connection of the relevant assets of the Kuaidian Platforms; And signed the Trademark License Authorization (the "Trademark License Authorization") on March 31, 2022, in relation to the granting of a license to exclusively use registered trademarks such as Kuaidian.

For the avoidance of doubt, in addition to the Framework Agreement and this Charging Business Cooperation Agreement, Party A and Party B also sign the Data Service Agreement (the "Data Service Agreement"), the effective date of which is the same as that of this Agreement. The Framework Agreement, the Assets Transfer Agreement and the supplementary agreement thereto and the Trademark License Authorization, together with this Charging Business Cooperation Agreement and the Data Service Agreement, constitute a blanket arrangement (the "Blanket Agreements") between Party A and Party B with respect to the cooperation on the Kuaidian Platforms in the field of charging services. Except for the Assets Transfer Agreement, which is effective as of February 1, 2022, the other agreements have the same effective date of March 31, 2022. Both Parties agree and acknowledge that the Cooperation Period of this Agreement is from the effective date to March 30, 2027. NOW THEREFORE, in accordance with the provisions of relevant laws and regulations of the People’s Republic of China and following the principle of equality and mutual benefit, both Parties hereby enter into this Agreement on matters related to business cooperation through friendly negotiation.

Chapter 1 Cooperation

In this Chapter 1, any reference to “Party A” or “Anji Zhidian” shall refer to Anji Zhidian and its existing or future branches, subsidiaries and entities controlled by any of the foregoing, and any reference to “Party B” or “Jiayu Big Data” shall refer to Jiayu Big Data and its existing or future branches, subsidiaries and entities controlled by any of the foregoing. Each Party shall cause its affiliates to perform their respective obligations in accordance with this Agreement (if applicable); otherwise, the Party shall bear joint and several liabilities for breach of contract with its affiliates.

Both Parties agree that as of the date of this Agreement, they shall advance the following business cooperation in the following principles and under the following terms:

1.1 Principle of Cooperation

Subject to the laws and regulations and regulatory requirements of China, Party A and Party B will jointly explore a business cooperation model suitable for both Parties and fully carry out mutually beneficial cooperation, and are committed to jointly promoting the healthy development of the business areas in which both Parties cooperate and the efficient operation of the Kuaidian Platforms.

1.2 Contents of Cooperation

Party A, as an agent of the charging station operators it cooperates with (the "Cooperative Charging Station Operators"), connects the charging station operators and terminal charging users and provides online charging service solutions through cooperation with Party B. Party A will charge the corresponding business service fee from the operators, which will be agreed upon by Party A with the Cooperative Charging Operators through an agreement. Party A shall provide Party B with the interface information (e.g., connection method) of the charging facilities at the charging stations provided by its Cooperative Charging Station Operators. Party B, as the operator of the Kuaidian Platforms, shall connect the charging facilities at the charging stations of the Cooperative Charging Station Operators provided by Party A to the Kuaidian Platforms for system connection, so as to realize the interconnection of the data of the charging facilities of the Cooperative Charging Station Operators with the Kuaidian Platforms, so that the Cooperative Charging Station Operators can display the location information of the charging facilities, interface type, quantity of charging facilities, type of charging facilities, price information, real-time use status, fault information, etc. online through the Kuaidian Platforms. Party A can only use the interface information of the charging facilities at the charging stations for the purposes specified in this Agreement, and shall delete such interface information after the relevant purposes are achieved.

1.3 Reconciliation

Party A and Party B shall check the charging fees for the reconciliation period within 5 working days after the end of each quarter (the "Reconciliation Period"). Please refer to the appendix for the reconciliation statement template (the reconciliation statement template may be adjusted and updated according to the actual business development.)

After reconciliation, both Parties shall confirm the settlement amount by seals or emails.

Party B shall assist Party A in reconciliation with the charging station operators, and promptly provide the completed reconciliation statements or letters of reconciliation confirmation between Party B and the charging station operators for Party A's use. Such letters of confirmation shall be in the version sealed or confirmed by the charging station operators.

If both Parties have any objection to the charging fees, it may be settled by checking the information of the charging station operators, investigating the charging orders generated by Party B's back office or otherwise. Party A has the right to verify the information to the extent that it complies with legal requirements. The specific verification method shall be subject to the Data Service Agreement signed by both Parties. If both Parties cannot resolve the differences in insignificant amounts within 15 working days after reconciliation, the settlement shall be made based on Party B's data, and the overpayment shall be refunded and the deficiency shall be supplemented after the investigation results are achieved. The aforementioned insignificant amount specially refers to the cumulative difference that amounts to less than RMB 1,000 per calendar month.

Party B shall make payment to Party A within 5 working days after the completion of reconciliation. If Party B delays payment, a penalty equivalent to 0.01% of the confirmed unpaid settlement amount shall be paid for each day of delay unless exempted by Party A.

1.4 Payment Settlement and Invoicing

Party A may sign the corresponding cooperation agreement on interconnection of the Kuaidian Platforms with Cooperative Charging Station Operators on its own (the "Bipartite Agency Model"), or Party A may coordinate with Cooperative Charging Station Operators to jointly sign a cooperation agreement on interconnection of the Kuaidian Platforms with Party B (the "Tripartite Agency Model").

a) Bipartite Agency Model

Payment settlement: Party B shall pay the charging fees to Party A in accordance with Article 1.3. The charging fees to be paid by Party B are: all the electric charges and the charging service fee paid by the Kuaidian Platform users to Party B after charging at the Cooperative Charging Station Operators.

Invoicing: unless the Cooperative Charging Station Operators shall directly issue invoices to the Kuaidian Platform users, Party A shall issue special invoices for electric charges (tax rate of 13%) and the charging service fee (tax rate of 13%) to Party B.

b) Tripartite Agency Model

Payment settlement: Party B shall directly pay the charging fees to the Cooperative Charging Station Operators in accordance with the settlement rules and reconciliation results agreed in the tripartite agreement; and pay the business service fee to Party A as entrusted by the Cooperative Charging Station Operators (the "Fund Settlement"). If the amount collected by Party B from the Kuaidian Platform users is less than the charging fees paid to the Cooperative Charging Station Operators, that is, there is a loss of orders due to promotion, the loss amount arising from the loss of orders shall be covered by Party A with the big data company.

Invoicing: unless the Cooperative Charging Station Operators shall directly issue invoices to the Kuaidian Platform users, the Cooperative Charging Station Operators shall issue to Party B special invoices for electric charges (tax rate of 13%) and the charging service fee (tax rate of 13%).

c) Marketing Activities

Payment settlement: in the scenarios such as paid membership service and coupon package sales service involved in 1.2 (b) of the Data Service Agreement, the sales payment collected by Party B shall be settled with Party A on a monthly basis.

Invoicing: Party A shall issue to Party B a special VAT invoice (tax rate of 13%) for the charging service fee.

Except for the fund settlement that is completed under the Tripartite Agency Model, both Parties shall complete reconciliation and fund settlement within 15 working days after the end of each month, or settle the Cooperation Expenses by offsetting the current accounts and sign an offset agreement. Where Party A invoicing Party B is required under the Bipartite Agency Model and in the marketing activities, Party A shall issue special invoices for the electric charges and the charging service fee to Party B within 5 working days after settlement.

The invoicing information is as follows:

Name	Zhejiang Anji Jiayu Big Data Technology Service Co., Ltd
Taxpayer identification number	91330523MA7HEPWG41
Bank of account	【Redacted】
Account No.	【Redacted】
Registered address and contact information	【Redacted】

Bank account

Party A's bank account number:

Zhejiang Anji Zhidian Holding Co., Ltd.

【Redacted】

Party B's bank account number:

Zhejiang Anji Jiayu Big Data Technology Service Co., Ltd

【Redacted】

1.5 Other Conventions

(a) For the avoidance of doubt, the Parties agree to amend and replace the “Agent Business” as provided in section 1.2(a) of the Framework Agreement, in its entirety as follows: Party B authorizes Party A to be the exclusive partner of Kuaidian Platforms in the territory of PRC and Party A shall have the exclusive right to conduct charging service business through Kuaidian Platforms. Party B shall not authorize any other person to conduct through Kuaidian Platforms any business in any competition with the business conducted by Party A through Kuaidian Platforms. Party A shall have the right to develop agents or charging station operators on its own and connect the charging station operators and the charging facilities operated by them to Kuaidian Platforms in accordance with the cooperation agreement with Party B. Party A shall conduct marketing planning and operation of stations, analysis and decision-making of operating strategy of charging business and station consultation through Kuaidian Platforms. Party B shall have the obligation to provide necessary system supporting measures to connect the charging facilities operated by the charging station operators developed by Party A to Kuaidian Platforms and provide the system connecting and data services in accordance with relevant cooperation agreements, to expand the user base of charging station operators as much as possible and improve the operating efficiency and business income level of charging station operators. Party B shall not operate, entrust others to operate, establish joint venture with others or cooperate with others to operate any business in competition with the Blanket Agreements. Without prejudice to the Parties' performance of relevant rights and obligations under the Cooperation Agreement, Party B shall have the right to engage in business not competing with the contents under the Blanket Agreements, including development of other commercial cooperation and revenue sources.

(b) Party B's representations and warranties: Party B warrants that the information provided by it is true transaction information and data, which have not been modified or tampered with by Party B for the purpose of making profits, except for appropriate anonymization as required by the relevant laws and regulations and this Agreement. Party B recognizes the responsibility to cooperate with Party A in reconciliation. In case of any human error or omission in information, Party B is willing to bear the relevant liability for breach of contract. The arrangements for data services shall be subject to the relevant provisions of the Data Service Agreement.

(c) Representations and warranties of Party B: In order to ensure that the relevant information displayed by Party B on the Kuaidian Platforms with respect to the Cooperative Charging Station Operators is consistent with the information agreed by Party A and the Cooperative Charging Station Operators, the price information, charging station information, activity discount information, etc. (including the user agreements, legal terms and platform use rules of the Kuaidian Platforms) published and displayed by Party B on the Kuaidian Platforms shall be confirmed by Party A in advance to ensure its accuracy. Party B is aware that Party A will adjust in due time the price information, charging station information, activity discount information, etc. on the Kuaidian Platforms based on the business policies, market environment, etc. of different Cooperative Charging Station Operators and Party A's marketing and operation strategy for the business, and Party B agrees to make corresponding adjustments as required by Party A. The arrangements related to marketing data services shall be subject to the relevant provisions of the Data Service Agreement.

(d) Each Party shall guarantee and undertake to the other Party that: this Agreement, once signed, will constitute legal and valid obligations binding upon it; it has made or will make its best efforts to obtain all necessary licenses, consents and approvals required by relevant laws and regulations and government departments for its carrying out the business cooperation hereunder, and to ensure that the foregoing licenses, consents and approvals will remain valid during the term of this Agreement. For the avoidance of doubt, Party B guarantees and undertakes that any change in its equity structure, actual control, internal organizational structure, management personnel, etc., will not affect the validity of this Agreement and its binding force on Party B.

(e) If, due to its own reasons, including but not limited to any changes in its equity structure, actual control, internal organizational structure, management personnel, etc., which may affect the normal performance of this Agreement or violate the purpose of this Agreement, Party B shall promptly discuss with Party A to jointly negotiate a solution that can ensure Party A's business continuity, and shall use commercially reasonable efforts to ensure that Party A's business continuity will not be materially affected by such changes.

(f) Unless otherwise agreed, the intellectual properties or related interests contained in the process of business cooperation shall belong to the providing Party.

(g) Party A and Party B may authorize the signing of specific agreements, letters of confirmation and other documents on the said contents and make adjustment and arrangement for the use methods, use fees, settlement method and other specific arrangements.

Chapter 2 Effectiveness and Term

2.1 This Agreement shall be established after being signed by both Parties and shall take effect simultaneously from the effective date of the Framework Agreement.

2.2 This Agreement shall be valid for five (5) years (the "Cooperation Period").

(a) For the avoidance of doubt, Party A and Party B acknowledge that at the time of signing this Agreement, they have actually implemented or partially implemented the contents of this Agreement since the effective date of the Framework Agreement (i.e. March 31, 2022), and both Parties agree and acknowledge that the actual Cooperation Period is from March 31, 2022 to March 30, 2027.

(b) Within six (6) months before the expiration of the Cooperation Period, both Parties may negotiate on the renewal of this Agreement; in case of no objection, this Agreement shall be renewed by one (1) year, for an unlimited number of times, and each renewed term can be further renewed in a similar fashion. In particular, the settlement principles and settlement arrangements may be renegotiated by both Parties in light of the specific circumstances upon renewals.

(c) If agreed by both Parties, after the termination of the cooperation, the business already commenced during the Cooperation Period shall not automatically terminate; Both Parties shall smoothly terminate the cooperation on the premise of not affecting the rights and interests of charging station operators and the rights of users and consumers, and Party B shall observe the requirements of GB-T 35273-2017 Information Security Technology–Code for Personal Information Security, send a notice to the Kuaidian Platform users 30 days before the proposed termination of cooperation, and shall negotiate with Party A on a handling plan within two months before the notice is sent, so as to protect the rights and interests of users.

Unless both Parties otherwise reach other solutions, Party B shall transfer the business related to the Kuaidian Platforms and the Cooperative Charging Station Operators under this Agreement to a third party jointly designated by Party A and Party B (the "Transfer of Termination Business") to protect the rights and interests of users. Party B shall not refuse the third party proposed by Party A without reasonable reasons, and Party B shall fully cooperate in the Transfer of Termination Business. Any additional expenses incurred due to the Transfer of Termination Business shall be borne by Party A, except those incurred due to Party B's fraud, subjective intention or gross negligence.

If the cooperation is terminated, both Parties shall ensure that the users will not be affected by the termination of cooperation. Users can log in and use the Kuaidian Platforms according to their trading habits before the transfer, and complete charging service transactions through the Kuaidian Platforms; The VIP membership services, coupon packages, etc. that have been purchased by users before the termination of the cooperation can still be used after the termination of the cooperation. If this part of transaction price has been collected by Party B, Party B shall make settlement in accordance with this Agreement.

If the cooperation is terminated, both Parties shall properly handle the renewal of the contract with the Cooperative Charging Station Operators under the Tripartite Agency Model, including but not limited to Party B exiting from the cooperation under the Tripartite Agency Model and assisting Party A in entering into a bipartite agreement with the Cooperative Charging Station Operators.

Chapter 3 Breach

3.1 Breach and Early Termination

(a) Either Party (the “Breaching Party”) who fails to perform its obligations hereunder shall constitute a breach of this Agreement (“Breach”);

(b) If Party B fails to observe this Agreement, causing serious losses to Party A (that is, Party A's direct losses caused by a single error exceed RMB 200,000), Party B shall be in breach of contract. Party B shall make rectifications at the earliest time possible and avoid the recurrence of such errors. Party B shall bear corresponding liability for compensation for the direct or indirect losses caused to Party A.

(c) In case of serious Breach by the Breaching Party, the non-breaching Party (the “Non-breaching Party”) shall have the right to notify the Breaching Party in writing of its Breach, and the Breaching Party shall remedy its Breach within thirty (30) days from the date of the notice. If the Breaching Party fails to remedy the Breach at the expiration of such thirty (30) days, the Non-breaching Party shall have the right to terminate this Agreement. If either Party has already made it clear (orally, in writing or by act) before the expiration of the term hereof that it will not perform its major obligations hereunder, or the Breach of the Breaching Party (including a Breach caused by force majeure) has made both Parties unable to achieve the basic purpose of this Agreement, the Non-breaching Party shall have the right to terminate this Agreement.

3.2 Compensation for Breach

The Breaching Party shall compensate the Non-breaching Party for all direct costs, liabilities, or losses incurred due to its Breach.

3.3 Specific Performance

In addition to other rights and remedies hereunder, the Non-breaching Party shall also have the right to require the Breaching Party to specifically and fully perform its obligations hereunder.

Chapter 4 Termination

4.1 Termination

This Agreement shall be terminated under any of the following circumstances: (1) in case either Party goes bankrupt, becomes insolvent, goes into liquidation or dissolution procedures, suspends business or cannot pay off its due debts or cannot exist for other reasons during the cooperation period, the Party shall submit a written explanation to the other Party, and the other Party shall have the right to send a written notice to terminate this Agreement thirty (30) days in advance; (2) both Parties agree to rescind or terminate this Agreement through consultation in writing.

4.2 Effect of Termination

If this Agreement is terminated in accordance with the provisions of this Chapter 4, the rights and obligations hereunder shall be terminated as well, and this Agreement will no longer be binding upon either Party, provided that (1) the provisions of Chapter 3 (Breach), Chapter 4 (Termination), Chapter 5 (Confidentiality) and Chapter 6 (Governing Law and Dispute Resolution) shall survive; and (2) the termination of this Agreement shall not exempt either Party’s liability for its Breach hereunder.

Chapter 5 Confidentiality

5.1 Confidential Information

Both Parties acknowledge that this Agreement, the contents of this Agreement, the transactions contemplated hereunder, as well as all data, information and materials related to the transactions shall be treated as confidential information.

5.2 Confidentiality Obligations

Both Parties agree that they shall, and shall ensure that their affiliates and their respective officers, directors, employees, agents, representatives, accountants and legal advisers to, keep all confidential information received or obtained by them confidential and shall not disclose to any third party or use it.

5.3 Excluded Disclosure

The confidentiality obligations under this Chapter shall not apply to: (i) any information permitted to be disclosed in accordance with the provisions hereof; (ii) any information that is publicly available at the time of disclosure and is not disclosed due to any breach of this Agreement by either Party or its affiliates, or its or its affiliates’ officers, employees, agents, representatives, accountants and legal advisers; (iii) any information obtained by either Party from a bona fide third party without confidentiality obligations; or (iv) any information disclosed to the extent mutually agreed by both Parties. In addition, each Party may disclose the said information to its affiliates and its or its affiliates’ investors, officers, directors, employees, partners, shareholders, agents, representatives, accountants and legal advisers to the extent necessary for the purpose of performing this Agreement, provided that it shall ensure that such persons undertake the same confidentiality obligations.

Chapter 6 Governing Law and Dispute Resolution

6.1. Applicable Laws

The conclusion, validity, interpretation and performance of this Agreement and the resolution of any dispute arising therefrom shall be governed by the laws of China.

6.2 Dispute Resolution

(a) Any dispute, controversy or claim arising from or in connection with this Agreement or its Breach, termination or invalidity (collectively, “Disputes”) shall be resolved by both Parties through friendly negotiation. If such negotiation fails, either Party may submit the dispute to the court with jurisdiction in Anji County, Zhejiang Province, China where this Agreement is signed for litigation;

(b) The above provisions of this Article 6.2 shall not prevent the Parties from applying for any pre-litigation preservation or injunctive relief available for any reason, including but not limited to the subsequent application for enforcement of the judgment of the litigation.

Chapter 7 General Provisions

7.1 Fees and Taxes

Any costs, expenses and taxes incurred by each Party for the execution of this Agreement and the performance of the transactions contemplated hereunder shall be borne by each Party respectively in accordance with the applicable laws of China.

7.2 Notice and Communication

The contact information of both Parties is as follows. Unless changed in accordance with this Agreement, both Parties agree not to transmit the relevant information of this Agreement to other persons or through other contact methods:

	Party A	Party B
Full name	Zhejiang Anji Zhidian Holding Co., Ltd.	Zhejiang Anji Jiayu Big Data Technology Service Co., Ltd

Address	NewLink Center, Block G, Building 7, Hui Tong Times Plaza, Yaojiayuan South Road, Chaoyang District, Beijing	【Redacted】
Contact person	【Redacted】	【Redacted】
Tel.	【Redacted】	【Redacted】
E-mail	【Redacted】	【Redacted】

2. Notices shall be deemed to have been served on the notified Party at the following time:

By hand: the date indicated on the acknowledgement/receipt from the notified Party obtained by the notifying Party;

By post: 48 hours after delivery;

By e-mail: when the e-mail is sent.

3. In case of any change in the mailing address, contact person or contact information of either Party, the other Party shall be notified in writing within five working days from the date of change. If either Party violates the foregoing provisions, unless otherwise provided by law, the changing Party shall be liable for the consequences and losses arising therefrom.

4. In case of any dispute arising from this Agreement, the contact address agreed in this article is the address for service of relevant legal documents.

7.3 Assignment and Succession

Unless otherwise expressly agreed herein or agreed by both Parties in writing, neither Party shall transfer this Agreement or any of its rights and obligations hereunder for any reason. Notwithstanding the foregoing, each Party may transfer its rights and obligations hereunder to its affiliates without the consent of the other Party, but the transferring Party shall notify the other Party in advance of the transfer and the information of its affiliate to which its rights and obligations are transferred, and such affiliate shall have the qualification and ability to conduct the cooperation as agreed in Chapter 1 hereof. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

7.4 Severability

If any term or other provision of this Agreement is deemed invalid, illegal or unenforceable in accordance with any laws, regulations or public policies, all other terms and provisions of this Agreement shall remain in full force and effect as long as the economic or legal substance of the transactions contemplated hereunder has not been materially and adversely affected to either Party in any form. When any term or other provision of this Agreement is deemed invalid, illegal or unenforceable, both Parties shall negotiate in good faith to amend this Agreement to realize the original intention of both Parties as close as possible in an acceptable manner, so as to complete the transactions contemplated hereunder as far as possible according to the original plan.

7.5 Entire Agreement

This Agreement contains all understandings and agreements between the Parties with respect to the transactions contemplated hereunder, and shall supersede all written and oral agreements and commitments between the Parties with respect to the transactions contemplated hereunder prior to the Date of Signing.

7.6 Waiver

Either Party may (a) extend the period for the other Party to perform any obligation or take any action, (b) waive the right to hold the other Party accountable for any inaccuracy of the representations and warranties made by it in this Agreement or any other transaction document, or (c) waive the right to request the other Party’s compliance with any covenant or condition contained herein. Such extension or waiver shall be effective only after the Party bound has signed a written document expressly stating the extension or waiver. Either Party’s waiver of any breach of the terms of this Agreement shall not be deemed or construed as a further waiver or continuing waiver of such breach, or a waiver of any other breach or subsequent breach. Except as otherwise provided herein, either Party’s failure to exercise or delay in exercising any right, power or remedy under this Agreement or otherwise available in accordance with laws and regulations shall not be deemed as its waiver of such right, power or remedy, nor such Party’s single or partial exercise of such right, power or remedy shall exclude any other or further exercise of such right, power or remedy, or the exercise of any other right, power or remedy.

7.7 Amendment

No modification or amendment to this Agreement shall take effect unless it is made and signed by both Parties in writing.

7.8 Counterpart

This Agreement is made in two (2) copies, one (1) for each Party respectively, all of which shall be deemed as an original and have the same legal effect. The electronic version of the Supplementary Agreement executed by the Parties by way of exchanging the executed version via e-mail and other written forms and saved in the format of PDF shall be deemed as the originals, and may serve as the independent evidence in proof of the establishment and effectiveness of the Supplementary Agreement.

(Followed by Signature Pages)

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date first above written.

Zhejiang Anji Zhidian Holding Co., Ltd. (Seal)

Signed by: /s/ WANG Yang

Name: WANG Yang

Title: Legal Representative

Signature Page to the Charging Business Cooperation Agreement

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date first above written.

Zhejiang Anji Jiayu Big Data Technology Service Co., Ltd. (Seal)

Signed by: /s/ YANG Tianyue

Name: YANG Tianyue

Title: Legal Representative

Signature Page to the Charging Business Cooperation Agreement

Appendix 1: Reconciliation Statement of the Charging Service Fee

No.	Name of station	City	Location of station	Number of DC charging guns	Nature of station	Charging nature (public or not)	Charging time	Electric charges (RMB Yuan)	Service fee (RMB Yuan)
1					Franchising chain Regular chain	Yes No

2					Franchising chain Regular chain	Yes No

3					Franchising chain Regular chain	Yes No

4					Franchising chain Regular chain	Yes No

5					Franchising chain Regular chain	Yes No

Signature Page to the Charging Business Cooperation Agreement